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         November 8, 2022

       Sizhen Wang
       Chief Executive Officer
       Genetron Holdings Limited
       1-2/F, Building 11, Zone 1
       No. 8 Life Science Parkway
       Changping District, Beijing, 102206
       People   s Republic of China

                                                        Re: Genetron Holdings
Limited
                                                            Annual Report on
Form 20-F
                                                            Filed April 29,
2022
                                                            File No. 001-39328

       Dear Sizhen Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




         Sincerely,


         Division of Corporation Finance

         Office of Industrial Applications and

         Services
       cc:                                              Xuelin Wang